CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Fixed to Floating Rate Notes due 2024	$3,000,000	$363.60

August 2019 Pricing Supplement No. 2,387 Registration Statement No. 333-221595 Dated August 28, 2019 Filed pursuant to Rule 424(b)(2)

Fixed to Floating Rate Notes Based on the Federal Funds Effective Rate due 2024

(Using a Weighted Average Calculation Method)

As further described below, interest will accrue and be payable on the notes monthly, in arrears, (i) from the original issue date to August 30, 2020: at a rate of 3.00% per annum and (ii) from August 30, 2020 to maturity: at a variable rate per annum equal to the weighted average of the federal funds effective rate during the applicable interest payment period (calculated in accordance with the specific formula described in this document) plus 0.50%, subject to the minimum interest rate of 0.10% per annum.

These long-dated notes are designed for investors who are concerned about principal risk and seek the repayment of principal at maturity and an opportunity to earn interest at a potentially above-market rate in exchange for the risk of earning interest during the floating interest rate period (as defined below) at a rate that may be below-market and may be as low as the minimum interest rate for each interest payment period during such period.

The federal funds effective rate is the interest rate at which depository institutions lend reserve balances to other depository institutions overnight and depends heavily on the target rate set by the Board of Governors of the Federal Reserve System. For further discussion of risks related to the notes, including risks related to the fact that the interest rate on the notes during the floating interest rate period is based on the weighted average of the federal funds effective rate, see “Risk Factors” beginning on page 5.

All payments are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

FINAL TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$3,000,000
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Pricing date:	August 28, 2019
Original issue date:	August 30, 2019 (2 business days after the pricing date)
Maturity date:	August 30, 2024
Interest accrual date:	August 30, 2019
Payment at maturity:	The payment at maturity per note will be the stated principal amount plus accrued and unpaid interest, if any
Reference rate:

Federal funds effective rate (Bloomberg ticker symbol: FEDL01 Index).

The Bloomberg ticker symbol above is being provided for reference purposes only. The level of the reference rate for any interest determination will be determined as described under “Additional Provisions—Reference Rate” below.

Interest rate:

From and including the original issue date to but excluding August 30, 2020: 3.00% per annum

From and including August 30, 2020 to but excluding the maturity date (the “floating interest rate period”):

The weighted average of the reference rate plus 0.50%; subject to the minimum interest rate, where:

•      “weighted average of the reference rate” = N/ACT;

•      “N” = the sum of the reference rates for each calendar day in the applicable interest payment period; provided that, for any calendar day that is not a New York banking day, the reference rate for that calendar day shall be the reference rate in effect for the immediately preceding New York banking day; provided further that the reference rate for any calendar day from and including the third New York banking day prior to the related interest payment date for any interest payment period shall be the reference rate in effect for such third New York banking day prior to such interest payment date; and

•      “ACT” = the total number of calendar days in the applicable interest payment period.

Interest for each interest payment period during the floating interest rate period is subject to the minimum interest rate of 0.10% per annum.

Interest payment period:	Monthly
Interest payment period end dates:	Unadjusted
Interest payment dates:	The 30th calendar day of each month (or, in the case of February, the last calendar day of such month), beginning September 30, 2019; provided that if any such day is not a business day, that interest payment will be made on the next succeeding business day and no adjustment will be made to any interest payment made on that succeeding business day.
Interest reset dates:	The 30th calendar day of each month (or, in the case of February, the last calendar day of such month), beginning August 30, 2020; provided that such interest reset dates shall not be adjusted for non-business days.
Day-count convention:	30/360
Minimum interest rate:	0.10% per annum during the floating interest rate period
Maximum interest rate:	Not applicable
Redemption:	Not applicable
Specified currency:	U.S. dollars
CUSIP / ISIN:	61760QMQ4 / US61760QMQ46
Book-entry or certificated note:	Book-entry
Business day:	New York
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly owned subsidiary of Morgan Stanley. See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”
Calculation agent:	Morgan Stanley Capital Services LLC
Trustee:	The Bank of New York Mellon
Estimated value on the pricing date:	$979.40 per note. See “The Notes” on page 2.
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to issuer(2)
Per note	$1,000	$7.50	$992.50
Total	$3,000,000	$22,500	$2,977,500
(1)	Selected dealers and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $7.50 for each note they sell. See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(2)	See “Use of Proceeds and Hedging” on page 8.

The notes involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 5.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Prospectus Supplement dated November 16, 2017      Prospectus dated November 16, 2017

The notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

Fixed to Floating Rate Notes Based on the Federal Funds Effective Rate due 2024

(Using a Weighted Average Calculation Method)

The Notes

The notes are debt securities of Morgan Stanley. From the original issue date until August 30, 2020, interest on the notes will accrue and be payable on the notes monthly, in arrears, at 3.00% per annum, and thereafter, during the floating interest rate period, interest on the notes will accrue and be payable on the notes monthly, in arrears, at a variable rate per annum equal to the weighted average of the federal funds effective rate during the applicable interest payment period (calculated in accordance with the specific formula described in this document) plus 0.50%, subject to the minimum interest rate of 0.10% per annum. We describe the basic features of these notes in the sections of the accompanying prospectus called “Description of Debt Securities—Floating Rate Debt Securities” and prospectus supplement called “Description of Notes,” subject to and as modified by the provisions described below. All payments on the notes are subject to the credit risk of Morgan Stanley.

The stated principal amount and issue price of each note is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the notes, which are borne by you, and, consequently, the estimated value of the notes on the pricing date is less than the issue price. We estimate that the value of each note on the pricing date is $979.40.

What goes into the estimated value on the pricing date?

In valuing the notes on the pricing date, we take into account that the notes comprise both a debt component and a performance-based component linked to the federal funds effective rate. The estimated value of the notes is determined using our own pricing and valuation models, market inputs and assumptions relating to the federal funds effective rate, instruments based on the federal funds effective rate, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the notes?

In determining the economic terms of the notes, including the interest rate and the minimum interest rate applicable to each interest payment period during the floating interest rate period, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the notes?

The price at which MS & Co. purchases the notes in the secondary market, absent changes in market conditions, including those related to interest rates and the federal funds effective rate, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type, the costs of unwinding the related hedging transactions and other factors.

MS & Co. may, but is not obligated to, make a market in the notes and, if it once chooses to make a market, may cease doing so at any time.

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Additional Provisions

Reference Rate

The reference rate is the federal funds effective rate. The federal funds effective rate is the interest rate at which depository institutions lend reserve balances to other depository institutions overnight, calculated as a volume-weighted median of transaction-level data collected from major depository institutions. The Federal Reserve Bank of New York publishes the federal funds effective rate for the prior business day (defined as any day of the work week other than holidays observed by the Federal Reserve Bank of New York) on its website at approximately 9:00 a.m. Because the federal funds effective rate is published by the Federal Reserve Bank of New York based on data received from other sources, we have no control over its determination, calculation or publication. See “Risk Factors” below. The information contained in this paragraph is based upon the Federal Reserve Bank of New York’s website.

The “federal funds effective rate” means, for any calendar day, the rate for that date for U.S. dollar federal funds as published in the H.15 Daily Update under the heading “Federal Funds (Effective)” as displayed on Reuters, or any successor service, on page FEDFUNDS1 or any other page as may replace the applicable page on that service, which is commonly referred to as “Reuters Page FEDFUNDS1.”

The following procedures will be followed if the federal funds effective rate cannot be determined as described above:

•	If the above rate is not published by 5:00 p.m., New York City time, on the day that is one New York banking day following such calendar day, the federal funds effective rate will be the rate for that calendar day as published in the H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the heading “Federal Funds (Effective).”

•	If the above rate is not yet published in the H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, by 5:00 p.m., New York City time, on the day that is one New York banking day following such calendar day, the federal funds effective rate for that calendar day will be determined by the calculation agent in good faith and in a commercially reasonable manner.

New York Banking Day

New York banking day means any day on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits) in New York, NY.

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Historical Information

The following graph sets forth the historical percentage levels of the reference rate for the period from January 1, 2009 to August 28, 2019. The historical levels of the reference rate should not be taken as an indication of its future performance. In addition, the following graph does not reflect the return the notes would have yielded during the period presented, in part because it does not take into account the fact that the interest rate on the notes for each interest payment period during the floating interest rate period is based on the weighted average of the reference rate during such interest payment period or the 0.50% spread that will apply to the interest that will accrue on the notes for each such interest payment period. We obtained the information in the graph below from Bloomberg Financial Markets, without independent verification.

* The red line in the graph above represents the minimum interest rate of 0.10% per annum applicable to each interest payment period during the floating interest rate period.

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Risk Factors

The notes involve risks not associated with an investment in ordinary floating rate notes. An investment in the notes entails significant risks not associated with similar investments in a conventional debt security, including, but not limited to, fluctuations in the reference rate, and other events that are difficult to predict and beyond the issuer’s control. This section describes the most significant risks relating to the notes. For a complete list of risk factors, please see the accompanying prospectus supplement and prospectus. Investors should consult their financial and legal advisers as to the risks entailed by an investment in the notes and the suitability of the notes in light of their particular circumstances.

▪	The historical performance of the reference rate is not an indication of future performance. The historical performance of the reference rate should not be taken as an indication of future performance during the term of the notes. Changes in the levels of the reference rate will affect the trading price of the notes, but it is impossible to predict whether such levels will rise or fall. There can be no assurance that the reference rate will be positive.

▪	The federal funds effective rate depends heavily on the target rate set by the Board of Governors of the Federal Reserve System (the “FRB”) and there can be no assurance that the FRB will not lower the target rate for the federal funds effective rate during the term of the notes. The federal funds effective rate depends heavily on the target rate set by the FRB. The current target for the federal funds effective rate is 2.25% to 2.50%. From December 2009 to December 2015, the target rate was set at 0.00% to 0.25%. There can be no assurance that the FRB will not lower the target rate for the federal funds effective rate during the term of the notes, which could adversely affect the value of the notes, the return on the notes and the price at which you can sell such notes.

▪	The interest rate on the notes during the floating interest rate period is based on the daily weighted average of the reference rate. The interest rate for each interest payment period during the floating interest rate period will be calculated based on the weighted average of the reference rate for each calendar day during such interest payment period. As a result, increases in the level of the reference rate for one or more calendar days during an interest payment period during the floating interest rate period may be moderated, offset or more than offset by lesser increases or decreases in the level of the reference rate for the other calendar days during such interest payment period. Therefore, the interest rate payable with respect to an interest payment period during the floating interest rate period may be less than it otherwise would have been if it had been determined on a single date. Moreover, this average will be calculated for each calendar day and if a calendar day is not a New York banking day, such as for weekends, the reference rate for such calendar day will be the reference rate on the immediately preceding New York banking day, which will therefore give greater weight to the reference rate on Fridays.

▪	In determining the interest rate each interest payment period during the floating interest rate period, the reference rate for any calendar day from and including the third New York banking day prior to the related interest payment date shall be the reference rate in effect for such third New York banking day prior to such interest payment date. For each interest payment period during the floating interest rate period, because the reference rate for any calendar day from and including the third New York banking day prior to the related interest payment date shall be the reference rate in effect for such third New York banking day prior to such interest payment date, you will not receive the benefit of any increase in the reference rate beyond the level in effect for such date in connection with the determination of the interest payable with respect to such interest payment period, which could adversely impact the amount of interest payable with respect to that interest payment period.

▪	The amount of interest payable with respect to each interest payment period during the floating interest rate period will be determined near the end of such interest payment period. As a result, you will not know the amount of interest payable with respect to each such interest payment period until shortly prior to the related interest payment date and it may be difficult for you to reliably estimate the amount of interest that will be payable on each such interest payment date.

▪	Investors are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the notes. Investors are dependent on our ability to pay all amounts due on the notes on interest payment dates and at maturity and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. The notes are not guaranteed by any other entity. If we default on our obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes prior to maturity will be affected by changes in the market's view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.

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▪	The price at which the notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased. Some of these factors include, but are not limited to: (i) actual or anticipated changes in the level of the reference rate, (ii) volatility of the level of the reference rate, (iii) changes in interest and yield rates, (iv) any actual or anticipated changes in our credit ratings or credit spreads and (v) time remaining to maturity. Generally, the longer the time remaining to maturity and the more tailored the exposure, the more the market price of the notes will be affected by the other factors described in the preceding sentence. This can lead to significant adverse changes in the market price of securities like the notes. Depending on the actual or anticipated level of the reference rate, the market value of the notes is expected to decrease and you may receive substantially less than 100% of the issue price if you are able to sell your notes prior to maturity.

▪	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the notes in the original issue price reduce the economic terms of the notes, cause the estimated value of the notes to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., are willing to purchase the notes in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type, the costs of unwinding the related hedging transactions as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the notes in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the notes less favorable to you than they otherwise would be.

▪	The estimated value of the notes is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the notes than those generated by others, including other dealers in the market, if they attempted to value the notes. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your notes in the secondary market (if any exists) at any time. The value of your notes at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions.

▪	The notes will not be listed on any securities exchange and secondary trading may be limited. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. MS & Co. may, but is not obligated to, make a market in the notes and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the notes, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Since other broker-dealers may not participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

▪	Morgan Stanley & Co. LLC, which is a subsidiary of the issuer, has determined the estimated value on the pricing date. MS & Co. has determined the estimated value of the notes on the pricing date.

▪	The issuer, its subsidiaries or affiliates may publish research that could affect the market value of the notes. They also expect to hedge the issuer’s obligations under the notes. The issuer or one or more of its affiliates may, at present or in the future, publish research reports with respect to movements in interest rates generally or the reference rate specifically. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any of these activities may affect the market value of the notes. In addition, the issuer’s subsidiaries expect to hedge the issuer’s obligations under the notes and they

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may realize a profit from that expected hedging activity even if investors do not receive a favorable investment return under the terms of the notes or in any secondary market transaction.

▪	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the notes. Any of these determinations made by the calculation agent may adversely affect the payout to investors. Moreover, certain determinations made by the calculation agent may require it to exercise discretion and make subjective judgments, such as with respect to the reference rate. These potentially subjective determinations may adversely affect the payout to you on the notes. For further information regarding these types of determinations, see “Additional Provisions—Reference Rate” and related definitions.

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Use of Proceeds and Hedging

The proceeds we receive from the sale of the notes will be used for general corporate purposes. We will receive, in aggregate, $1,000 per note issued, because, when we enter into hedging transactions in order to meet our obligations under the notes, our hedging counterparty will reimburse the cost of the Agent’s commissions. The costs of the notes borne by you and described on page 2 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the notes.

Supplemental Information Concerning Plan of Distribution; Conflicts of Interest

Selected dealers and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a fixed sales commission of $7.50 for each note they sell.

MS & Co. is our wholly owned subsidiary and it and other subsidiaries of ours expect to make a profit by selling, structuring and, when applicable, hedging the notes.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

Acceleration Amount in Case of an Event of Default

In case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable per note upon any acceleration of the notes shall be an amount in cash equal to the stated principal amount plus accrued and unpaid interest.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the notes offered by this pricing supplement have been executed and issued by Morgan Stanley, authenticated by the trustee pursuant to the Senior Debt Indenture and delivered against payment as contemplated herein, such notes will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Debt Indenture and its authentication of the notes and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 16, 2017, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 16, 2017.

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Tax Considerations

In the opinion of our counsel, Davis Polk & Wardwell LLP, the notes will be treated as “variable rate debt instruments” for U.S. federal tax purposes.

If the notes were issued on August 28, 2019, the notes will be treated as “variable debt instruments” providing for a single fixed rate followed by a single qualified floating rate (“QFR”), as described in the sections of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to U.S. Holders—Notes—Floating Rate Notes—General” and “—Floating Rate Notes that Provide for Multiple Rates.” Under applicable Treasury Regulations, in order to determine the amount of qualified stated interest (“QSI”) and original issue discount (“OID”) in respect of the notes, an equivalent fixed rate debt instrument must be constructed. The equivalent fixed rate debt instrument is constructed in the following manner: (i) first, the initial fixed rate is converted to a QFR that would preserve the fair market value of the notes, and (ii) second, each QFR (including the QFR determined under (i) above) is converted to a fixed rate substitute (which will generally be the value of that QFR as of the issue date of the notes). The rules under “United States Federal Taxation—Tax Consequences to U.S. Holders—Notes—Discount Notes—General” must be applied to the equivalent fixed rate debt instrument to determine the amounts of QSI and OID on the notes. Under this method, the notes may be issued with OID.

Alternatively, if the fixed rate is within 0.25% of the floating rate on the issue date, the notes will instead be treated as “variable rate debt instruments” providing for a single QFR. In such case, the notes will not be treated as issued with OID and all of the interest paid on the notes will be treated as QSI.

A U.S. holder is required to include any QSI in income in accordance with the U.S. holder’s regular method of accounting for U.S. federal income tax purposes. U.S. holders will be required to include OID in income for U.S. federal income tax purposes as it accrues, in accordance with a constant yield method based on a compounding of interest. QSI allocable to an accrual period must be increased (or decreased) by the amount, if any, which the interest actually accrued or paid during an accrual period (including the fixed rate payments made during the initial period) exceeds (or is less than) the interest assumed to be accrued or paid during the accrual period under the equivalent fixed rate debt instrument. For the QSI and the amount of OID (if any) on a note, please contact Morgan Stanley at StructuredNotesTaxInfo@morganstanley.com.

If you are a non-U.S. holder, please read the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to Non-U.S. Holders.”

Both U.S. and non-U.S. holders should read the section of the accompanying prospectus supplement entitled “United States Federal Taxation.” As discussed therein, withholding rules commonly referred to as “FATCA” apply to certain financial instruments (including the notes) with respect to payments of amounts treated as interest and to any payment of gross proceeds of a disposition (including retirement) of such an instrument. However, recently proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization) eliminate the withholding requirement on payments of gross proceeds of a taxable disposition (other than amounts treated as “FDAP income,” as defined in the accompanying prospectus supplement).

You should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. Moreover, neither this document nor the accompanying prospectus supplement addresses the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Internal Revenue Code of 1986, as amended.

The discussion in the preceding paragraphs under “Tax Considerations,” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying prospectus supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the notes.

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Where You Can Find More Information

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. You should read the prospectus in that registration statement, the prospectus supplement and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Morgan Stanley will arrange to send you the prospectus and the prospectus supplement if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Prospectus Supplement dated November 16, 2017

Prospectus dated November 16, 2017

Terms used but not defined in this pricing supplement are defined in the prospectus supplement or in the prospectus. As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

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